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CUSIP No. 28140A	Page 1 of 4 Pages

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b) AND(c) AND AMENDMENTS THERETO FILED
PURSUANT TO 13d-2(b)

Education Lending Group, Inc.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

28140A
(CUSIP Number)

November 23, 2001
(Date of Event which Required Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

  ☐        Rule 13d-1(b)
  ☒        Rule 13d-1(c)
  ☐        Rule 13d-1(d)

CUSIP No. 28140A	SCHEDULE 13G	Page 2 of 4 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
Roland and Dawn Arnall Living Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
California

	5	SOLE VOTING POWER
NUMBER OF		1,000,000
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		1,000,000
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		1,000,000
PERSON
WITH	8	SHARED DISPOSITIVE POWER
		1,000,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,000,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
19.5%

12	TYPE OF REPORTING PERSON*
OO

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 28140A	Page 3 of 4 Pages

Item 1.

  Education Lending Group, Inc.
  12760 High Bluff Drive, Suite 210
  San Diego, CA 92130

Item 2.

  A.
  Roland and Dawn Arnall Living Trust

  B.
  c/o Ameriquest Capital Corporation
  11000 Town and Country Road, Suite 1100, Orange, CA 92868

  C.
  California

  D.
  Common

  E.
  28140A

  This Schedule 13G assumes the Company had issued and outstanding 5,135,250 shares as of November 23, 2001.

Item 3.

  If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

  (a)
  ☐    Broker or dealer registered under Section 15 of the Exchange Act.

  (b)
  ☐    Bank as defined in Section 3(a)(6) of the Exchange Act.

  (c)
  ☐    Insurance company as defined in Section 3(a)(19) of the Exchange Act.

  (d)
  ☐    Investment company registered under Section 8 of the Investment Company Act.

  (e)
  ☐    An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

  (f)
  ☐    An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

  (g)
  ☐    A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

  (h)
  ☐    A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

  (i)
  ☐    A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

  (j)
  ☐    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.    Ownership

  The ownership of the Filing Persons is as follows:

  Roland and Dawn Arnall Living Trust

  A.
  Amount Beneficially owned: 1,000,000 shares

  B.
  Percent of class: 19.5%

  C.
  Number of shares as to which such person has:

  (i)
  sole power to vote or to direct the vote: 1,000,000

  (ii)
  shared power to vote or to direct to vote: 1,000,000

  (iii)
  sole power to vote or to direct to vote: 1,000,000

  (iv)
  shared power to dispose or to direct the disposition of: 1,000,000

CUSIP No. 28140A	Page 4 of 4 Pages

Item 5. Ownership of Five Percent or Less of a Class

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following ☐

Item 6. Ownership of More than Five Percent on Behalf of Another Person

        Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

        Not Applicable

Item 8. Identification and Classification of Members of the Group

        Not Applicable

Item 9. Notice of Dissolution of Group

        Not Applicable

Item 10. Certification

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 13, 2002

ROLAND & DAWN ARNALL LIVING TRUST

By:	/s/ ROLAND EDMOND ARNALL
Name:	Roland Edmond Arnall
Title:	Trustee

By:	/s/ DAWN LYNN ARNALL
Name:	Dawn Lynn Arnall
Title:	Trustee

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SCHEDULE 13G
Item 1.
Item 2.
Item 3.
Item 4. Ownership
Item 5. Ownership of Five Percent or Less of a Class
Item 6. Ownership of More than Five Percent on Behalf of Another Person
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
Item 8. Identification and Classification of Members of the Group
Item 9. Notice of Dissolution of Group
Item 10. Certification
SIGNATURE